EXHIBIT 99.1

OHA Investment Corporation Announces Third Quarter 2017 Results

NEW YORK, Nov. 13, 2017 (GLOBE NEWSWIRE) -- OHA Investment Corporation (NASDAQ:OHAI) (the “Company”) today announced its financial results for the quarter ended September 30, 2017. Management will discuss the Company's results summarized below on a conference call on Tuesday, November 14, 2017, at 1:30 p.m.(Eastern Time).

Summary results for the quarter ended September 30, 2017:
Total investment income:  $2.8 million, or $0.14 per share
Net investment income:  $0.3 million, or $0.02 per share
Net realized and unrealized  gains and (losses):  $(8.5) million, or $(0.42) per share
Net asset value:  $47.1 million, or $2.34 per share
New portfolio investments during the quarter:  $10.7 million par
Fair value of portfolio investments:  $78.7 million
Investment in Castex Energy 2005, LP written down by $7.6 million, or $0.38 per share

Portfolio Activity
The fair value of our investment portfolio was $78.7 million at September 30, 2017, decreasing 6.9% compared to June 30, 2017. During the third quarter of 2017, the Company had realizations totaling $8.9 million and investments in four new portfolio companies in the amount of $10.6 million. The concentration of our investment portfolio in the energy sector at September 30, 2017 was 9%. The current weighted average yield of our portfolio based on the cost and fair value of our yielding investments was 12.4% and 13.1%, respectively, as of September 30, 2017.

In July 2017, we sold $8.0 million of the senior unsecured notes of TIBCO Software, Inc. at an average price of 110.38% of par, resulting in realized capital gains of $1.0 million, or $0.05 per share.

Starting in July 2017, we purchased $3.0 million of second lien term loan of DexKo Global, Inc., or DexKo, a global supplier of highly engineered running gear technology, chassis assemblies, and related components. The DexKo second lien term loan was purchased in a series of transactions at an average discount of 0.78% to par, earns interest payable in cash at a rate of LIBOR+8.25% with a 1% floor and matures in July 2025.

In August 2017, we purchased $1.3 million of second lien term loan of Hayward Industries, Inc., or Hayward, a leading global manufacturer of residential and commercial pool equipment, automation and accessories. The Hayward second lien term loan was purchased at a 1.75% discount to par, earns interest payable in cash at a rate of  LIBOR+8.25% and matures in August 2025.

In September 2017, we purchased $5.0 million of the senior unsecured notes of Avantor Performance Materials, Inc., or Avantor,  a leading global provider of ultra-high purity materials and customized solutions for the biopharmaceutical, biomaterials, research, diagnostics, electronics, aerospace and defense industries. The senior unsecured notes of Avantor were purchased at par, earns interest payable in cash at a fixed rate of 9.0% per annum and matures in October 2025.

Also in September 2017, we purchased $1.4 million of second lien term loan of Helix Acquisition Holdings, Inc., an affiliate of MW Industries, Inc., or MWI, a leading manufacturer of highly engineered, mission critical springs and fasteners for original equipment manufacturer and after-market applications serving a wide range of end-markets, including medical, heavy equipment, military and automotive. The MWI second lien term loan was purchased at 1.0% discount to par, earns interest payable in cash at a rate of LIBOR+ 8.00% and matures in September 2025.

On October 16, 2017, Castex announced that it (together with certain affiliates) had filed for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code. According to the filing, Castex and its affiliates in bankruptcy have entered into a restructuring support agreement ("RSA") with pre-petition lenders holding approximately 86% in principal amount of claims under the pre-petition credit facility. The RSA outlines a plan of reorganization for Castex and its affiliates in bankruptcy. As currently proposed, the RSA does not provide for any recovery to the holder of the preferred limited partnership units of Castex, including those preferred limited partnership unit holders who have exercised their put rights. OHAI is not a party to the RSA and is exploring all available options in and out of bankruptcy for recovery on its investment in Castex. At this time we are unable to determine the form and value of a recovery, if any, we expect to receive due in large part to the inherent risks and uncertainty associated with bankruptcy and litigation.

Operating Results
Investment income totaled $2.8 million for the third quarter of 2017, decreasing 36.3% compared to $4.3 million in the corresponding quarter of 2016. The decrease was primarily attributable to a $1.2 million decrease in investment income related to non-accrual energy related assets and a decrease in average portfolio balance.

Operating expenses for the third quarter of 2017 were $2.4 million, a decrease of $0.2 million, or 7.8%, compared to operating expenses for the third quarter of 2016. The decrease in operating expenses is related to lower base management and inventive fees of $0.3 million, lower professional fees and other general administrative expenses of $0.1 million, partially offset by higher interest expense and bank fees of $0.2 million.

The resulting net investment income was $0.3 million or $0.02 per share, for the third quarter of 2017, compared to $1.7 million, or $0.08 per share, for the third quarter of 2016.

We recorded net realized and unrealized losses on investments totaling $8.5 million, or $(0.42) per share, during the third quarter of 2017, compared to $4.3 million, or $0.21 per share, during the third quarter of 2016. Total losses recorded in the third quarter of 2017 were driven primarily by the $7.6 million write-down in Castex, a legacy energy portfolio investment and the $1.0 million write-down in our investments in OCI Holdings, Inc., a legacy non-energy portfolio investment.

Overall, we experienced a net decrease in net assets resulting from operations of $8.2 million, or $0.40 per share, for the third quarter of 2017. After declaring a quarterly dividend during the period of $0.02 per share, our net asset value decreased 15.2%, from $2.76 per share as of June 30, 2017 to $2.34 per share as of September 30, 2017.

On November 10, 2017, we entered into an Incentive Fee Waiver Agreement with OHA whereby OHA agreed to waive any incentive fees earned relating to fiscal years 2017 and 2018. Under the Incentive Fee Waiver Agreement, any capitalized gains fees that would have been earned and accrued during 2017 and 2018, which under our investment advisory agreement would not have been paid until 2018 and 2019, respectively, will be waived.

Liquidity and Capital Resources
At September 30, 2017, we had cash and cash equivalents totaling $16.6 million, which does not take into account the $6.4 million due to broker for unsettled trades at the end of the third quarter. The total amount outstanding under our credit facility at September 30, 2017 was $40.5 million with $0.0 million available to draw.

On November 10, 2017, we entered into an amendment to the Credit Facility whereby we agreed to make a voluntary principal prepayment in the amount of $4.5 million, reducing the total principal amount outstanding to $36.0 million, and the lenders agreed not to test certain covenants at certain determination dates.

Webcast / Conference Call at 1:30 p.m. Eastern Time on November 14, 2017
We invite all interested persons to participate in our conference call on Tuesday, November 14, 2017, at 1:30 p.m. (Eastern Time). The dial-in number for the call is (877) 303-7617. International callers can access the conference by dialing (760) 666-3609. Conference ID is 61891354. Callers are encouraged to dial in at least 5-10 minutes prior to the call. The presentation materials for the call will be accessible on the Investor Relations page of the Company’s website at www.ohainvestmentcorporation.com.

OHA INVESTMENT CORPORATION CONSOLIDATED BALANCE SHEETS (in thousands, except share and per share amounts)

	September 30, 2017	December 31, 2016
	(unaudited)
Assets
Investments in portfolio securities at fair value
Affiliate investments (cost: $22,298 and $19,724, respectively)	$18,258	$17,150
Non-affiliate investments (cost: $147,177 and $154,772, respectively)	60,452	87,855
Total portfolio investments (cost: $169,475 and $174,496, respectively)	78,710	105,005
Investments in U.S. Treasury Bills at fair value (cost: $34,995 and $39,997, respectively)	34,995	39,997
Total investments	113,705	145,002
Cash and cash equivalents	16,613	16,533
Accounts receivable and other current assets	31	33
Interest receivable	337	1,313
Prepaid assets	28	17
Total current assets	17,009	17,896
Total assets	$130,714	$162,898

Liabilities
Current liabilities
Distributions payable	$403	$1,210
Accounts payable and accrued expenses	1,915	1,999
Due to broker	6,386	—
Due to affiliate	46	220
Management and incentive fees payable	544	635
Income taxes payable	19	28
Repurchase agreement	34,300	39,200
Short-term debt, net of debt issuance costs	39,990	—
Total current liabilities	83,603	43,292
Long-term debt, net of debt issuance costs	—	39,113
Total liabilities	83,603	82,405
Commitments and contingencies
Net assets
Common stock, $.001 par value, 250,000,000 shares authorized; 20,172,392 and 20,172,392 shares issued and outstanding, respectively	20	20
Paid-in capital in excess of par	235,703	235,703
Undistributed net investment loss	(3,422)	(2,873)
Undistributed net realized capital loss	(97,539)	(85,979)
Net unrealized depreciation on investments	(87,651)	(66,378)
Total net assets	47,111	80,493
Total liabilities and net assets	$130,714	$162,898
Net asset value per share	$2.34	$3.99

OHA INVESTMENT CORPORATION CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
Investment income:
Interest income:
Interest income	$2,744	$3,310	$7,613	$10,519
Dividend income	—	897	—	3,180
Other income	7	114	68	152
Total investment income	2,751	4,321	7,681	13,851
Operating expenses:
Interest expense and bank fees	1,012	768	2,970	2,831
Management and incentive fees	544	888	1,610	2,585
Professional fees	394	584	1,066	1,973
Other general and administrative expenses	410	326	1,169	1,370
Director fees	61	61	184	184
Total operating expenses	2,421	2,627	6,999	8,943
Income tax provision, net	7	(6)	21	19
Net investment income	323	1,700	661	4,889

Net realized capital gain on investments, net of tax	1,004	—	(11,560)	(10,010)
Total net realized capital gain (loss) on investments	1,004	—	(11,560)	(10,010)

Net unrealized depreciation on investments, net of tax	(9,512)	(4,312)	(21,273)	(9,040)
Total net unrealized depreciation on investments	(9,512)	(4,312)	(21,273)	(9,040)

Net increase (decrease) in net assets resulting from operations	$(8,185)	$(2,612)	$(32,172)	$(14,161)

Net increase (decrease) in net assets resulting from operations per common share	$(0.40)	$(0.13)	$(1.59)	$(0.70)

Distributions declared per common share	$0.02	$0.06	$0.06	$0.18
Weighted average shares outstanding - basic and diluted	20,172	20,172	20,172	20,172

Per Share Data (1)
Net asset value, beginning of period	$2.76	$4.80	$3.99	$5.49

Net investment income	0.02	0.08	0.03	0.24
Net realized and unrealized loss on investments (2)	(0.42)	(0.21)	(1.62)	(0.94)
Net increase (decrease) in net assets resulting from operations	(0.40)	(0.13)	(1.59)	(0.70)
Distributions to common stockholders
Distributions from net investment income	(0.02)	(0.06)	(0.06)	(0.18)
Net decrease in net assets from distributions	(0.02)	(0.06)	(0.06)	(0.18)

Net asset value, end of period	$2.34	$4.61	$2.34	$4.61

(1) Per share data is based on weighted average number of common shares outstanding for the period.
(2) May include a balancing amount necessary to reconcile the change in net asset value per share with other per share presented.

About OHA Investment Corporation
OHA Investment Corporation (NASDAQ:OHAI) is a specialty finance company designed to provide its investors with current income and capital appreciation. OHAI focuses primarily on providing creative direct lending solutions to middle market private companies across industry sectors. OHAI is externally managed by Oak Hill Advisors, L.P., a leading independent investment firm (www.oakhilladvisors.com). Oak Hill Advisors has deep experience in direct lending, having invested over $4 billion in over 130 direct lending investments over the past 15 years.

Forward-Looking Statements
This press release may contain forward-looking statements. We may use words such as "anticipates," "believes," "intends," "plans," "expects," "projects," "estimates," "will," "should," "may" and similar expressions to identify forward-looking statements. These forward-looking statements are subject to various risks and uncertainties. Certain factors could cause actual results and conditions to differ materially from those projected, including the uncertainties associated with the timing or likelihood of transaction closings, changes in interest rates, availability of transactions, the future operating results of our portfolio companies, regulatory factors, changes in regional or national economic conditions and their impact on the industries in which we invest, other changes in the conditions of the industries in which we invest and other factors enumerated in our filings with the Securities and Exchange Commission (the "SEC"). You should not place undue reliance on such forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update our forward-looking statements made herein, unless required by law.

CONTACTS:
Steven T. Wayne – President and Chief Executive Officer
Cory E. Gilbert – Chief Financial Officer
Lisa R. Price - Chief Compliance Officer
OHAICInvestorRelations@oakhilladvisors.com

For media inquiries, contact Kekst and Company, (212) 521-4800
Jeremy Fielding – Jeremy-Fielding@kekst.com
Ethan Lyle – Ethan.Lyle@kekst.com